Exhibit 99.1

  TECHLABS TO BEGIN MARKETING A PROPRIETARY NATURAL SUPPLEMENT LINE UNDER SIREN
                                      LABS

     KNOXVILLE, Tenn., Feb. 22 /PRNewswire-FirstCall/ -- TechLabs, Inc. (OTC Bulletin Board: TELA) announced today that it will shortly begin marketing a new proprietary natural supplement line under its subsidiary Siren Labs, Inc. The new line, which will consist initially of three separate products, will be marketed in conjunction with the Company's recently established Siren Fountain of Youth Spa, an anti-aging day spa facility located in Stuart, Florida. All of the products were developed expressly on the Company's behalf by an outside research and development consulting team.

     PRO-TEST is a state-of-the-art Andro and Pro-Hormone "free testosterone" boosting compound that combines a unique blend of exotic prepared herbs from around the world. The product is designed to rejuvenate and balance the male reproductive system; suppress the testosterone-antagonistic hormone Prolactin; stop "free testosterone" pooling from turning into estrogen; and strengthen testicular output.

     PRO-BETA LEAN is a natural fat incinerating compound that is Ephedra-free. This unique blend of vitamins, minerals and exotic herbs is designed to stimulate the body to burn calories whether resting or exercising.

     PRO-GLUCO BURN was designed as a cutting-edge compound to enhance carbohydrate metabolism and reduce insulin spikes. Compounded with vitamins, minerals, enzymes and exotic herbs, it also inhibits fat cell insulin sensitivity, which is considered extremely important to the fat loss process. The product is an aggressive natural supplement for people interested in engaging in a serious weight loss program.

     About TechLabs
     TechLabs is a developer of emerging businesses. While the Company may continue to operate certain of its current business units, its primary focus will be centered on exploring opportunities in the leisure, health and nutritional spa business and micro-resort segment of the hospitality industry.

     The Company recently reported the opening of its first anti-aging day spa, the Siren Fountain of Youth Spa, which specializes in hormone replacement therapies, electro-magnetic therapy, and sexual enhancement therapies under medical supervision, as well as cosmetic and therapeutic day spa services. The Company has also previously reported, as part of the adoption of a new business plan and growth strategy, its Board of Directors has approved a change in the corporate name to Siren International Corp.

     This press release contains forward-looking statements, some of which may relate to TechLabs, Inc. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in TechLabs, Inc.'s filings with the Securities and Exchange Commission.

SOURCE  TechLabs, Inc.
     -0-                             02/22/2005
     /CONTACT:  TechLabs, Inc., +1-215-243-8044/